K-Tronik International Corp.
144 Front Street West
Suite 700
Toronto, Ontario
M5J 2L7

June 19, 2006

Mr. Michael B. Connell
Principal
MBC Racing
12 St. Clair Ave E
PO Box 69062
Toronto, Ontario
M4T 3A1

Re: Letter of Intent to Acquire QUEEN CITY RACEWAY RIGHTS

Dear Mr. Connell,

This letter of intent will confirm our mutual understanding regarding K-Tronik International Corp. (referred to herein as "K-Tronik") acquisition of the exclusive rights agreement between MBC Racing and the Saskatchewan Standardbred Horsemanís Association (referred to herein as "SSHA") for the exclusive support of the racino development opportunity known as Queen City Raceway (referred to herein the "Rights").

The primary features of the proposed Rights purchase are as follows:

1.	Background:

                MBC Racing is a special purpose company organized for the sole purpose of pursuing a new racetrack and gaming development in Regina, Saskatchewan. MBC has entered into an agreement with the SHHA for their exclusive support of this initiative. (Schedule: A)

                K-Tronik is a publicly traded NASDAQ Bulletin Board corporation that is incorporated under the laws of the state of Nevada.

2.	Significant Dates:

                The Closing shall be on or before June 19, 2006 ("Closing") or such other date as may be agreed by the all parties in writing.

3.	Purchase Agreement Terms & Provisions:

                The Purchase of the Rights is subject to the following terms and provisions:

                K-Tronik intends to buy and MBC Racing intends to sell the Rights for CDN$25,000 Cash, 5,000,000 common shares of K-Tronik, and 500,000 common share purchase warrants of K-Tronik exercisable at $0.10 per share expiring three years from Closing. The warrants are restricted in that a maximum of 50,000 of the same $0.10 common share purchase warrants are exercisable in each calendar quarter commencing with completion of formal agreement.

                K-Tronik will also enter into a consulting agreement with MBC Racing for various management services at a monthly retainer of CDN$5,000 for a minimum term of six months from closing.

                MBC Racing and K-Tronik represent that they have full and complete authority to enter and complete this transaction.

4.	Legal, Advisor and Finder's Fees:

                Each Party agrees to pay for any and all of its own legal, advisory and finder's fees.

5.	Public Announcement:

                It is understood that K-Tronik may be obligated by law or regulatory policy to make a public announcement of the transaction and, to the extent possible, notification to the other party will precede any public announcement.

6.	Regulatory Bodies:

                This agreement will be subject to approval from all pertinent regulatory bodies.

7.	Term:

                This letter and the rights and obligations contained herein shall continue in effect through Closing as defined above, at which time they shall expire unless the parties mutually agree in writing to extend the term hereof.

Yours truly,

On behalf of K-Tronik International Corp.

/s/ Gerry Racicot
G.A. Racicot
Director

We acknowledge and agree with the terms of the engagement as described herein.

On behalf of MBC Racing

/s/ Michael Connell
Mr. Michael B. Connell
Principal